Exhibit 99

NSTAR

Condensed Consolidated Statements of Income  (Unaudited)

(in millions)

	Three months ended March 31,
	2003	2002
Operating revenues	$763.5	$705.2

Operating expenses:
Purchased power, cost of gas and demand side management	451.1	412.1
Operations and maintenance	109.9	106.3
Depreciation and amortization	62.1	60.6
Taxes	54.9	49.5
Total operating expenses	678.0	628.5

Operating income	85.5	76.7

Other income (expense):
Interest charges	(43.1)	(43.4)
Other income, net	0.4	1.5

Net income	42.8	34.8
Preferred dividends of subsidiary	0.5	0.5
Earnings available for common shareholders	$42.3 =====	$34.3 =====

NSTAR

Condensed Consolidated Balance Sheets

	(Unaudited	)
(in millions)	March 31,	December 31,
	2003		2002
Assets
Property, plant and equipment, net	$2,996.7		$2,977.6
Investments	74.7		52.2
Current assets	501.2		506.6
Regulatory assets and goodwill	2,363.9		2,453.3
Other deferred debits	93.8		133.6
Total assets	$6,030.3 ======		$6,123.3 =====
Capitalization and Liabilities
Common equity	$1,315.7		$1,299.3
Long-term debt and preferred stock	2,247.9		2,134.4
Current liabilities	791.5		886.1
Deferred taxes and unamortized investment tax credits	678.8		675.9
Other deferred credits	996.4		1,127.6
Total capitalization and liabilities	$6,030.3 ======		$6,123.3 =====

NSTAR

Energy Sales – Three Month Periods Ended March 31,

Retail Electric Sales – gWh

			%
	2003	2002	Change
Residential	1,765	1,530	15.4%
Commercial	3,017	2,788	8.2%
Industrial and other	475	503	(5.6)%
Total	5,257 =====	4,821 ====	9.0%

Firm Gas Sales and Transportation -- BBTU

			%
	2003	2002	Change
Residential	11,640	9,213	26.3%
Commercial	7,167	6,035	18.8%
Industrial and other	3,412	2,124	60.6%
Total	22,219 =====	17,372 ====	27.9%